Exhibit 99.1

         October 3, 2011

Contact:	Stephen P. Theobald
Executive Vice President and
Chief Financial Officer
(757) 217-1000

HAMPTON ROADS BANKSHARES COMPLETES SALE OF HARBOUR
POINT BRANCH TO SOUTHERN NATIONAL BANCORP OF VIRGINIA

Norfolk, Virginia, October 3, 2011:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for Bank of Hampton Roads and Shore Bank, today announced that it has completed the sale of the Company’s Gateway Bank Harbour Point branch to Southern National Bancorp of Virginia (Nasdaq: SONA) (“Sonabank”) of McLean, Virginia.  Under the definitive agreement announced on June 29, 2011, Sonabank purchased all deposits and selected assets associated with the Harbour Point branch in Richmond, Virginia. The terms of the transaction were not disclosed.

The Company was advised by Sandler O'Neill & Partners, L.P. on this transaction.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the "Banks"). The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates forty-one banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and eight ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products. Shares of the Company's common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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